Exhibit 10.1

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

(First US Bancshares, Inc. and First US Bank)

THIS AGREEMENT (this “Agreement”) is made as of the 1st day of March, 2022 (the “Effective Date”), by and between Thomas S. Elley (the “Employee”); First US Bank, an Alabama banking corporation (the “Bank”); and First US Bancshares, Inc., a Delaware corporation (“FUSB”; together with the Bank, the “Company”).

WHEREAS, as of the Effective Date, the Employee serves as Vice President, Treasurer and Assistant Secretary, Chief Financial Officer and Principal Accounting Officer of FUSB and Treasurer and Assistant Secretary, Senior Executive Vice President, Chief Financial Officer and Investment Officer of the Bank, which is a wholly-owned subsidiary of FUSB.

WHEREAS, the Company desires to provide certain compensation to the Employee in the event of a Change in Control.

WHEREAS, the Company and the Employee are parties to that certain Change in Control Agreement effective as of May 20, 2014 (as previously amended, the “Existing Agreement”), and the parties desire to amend, restate and replace the Existing Agreement in its entirety as of the Effective Date on the terms and conditions set forth in this Agreement.

WHEREAS, capitalized terms used in this Agreement that are not otherwise defined herein have the meanings assigned in Section 19 below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Severance Benefits Upon Termination of Employment.

(a)Payments and Benefits.  If, during the Term, the Employee either (1) experiences an involuntary Termination of Employment by the Company without Cause during the Post-Change in Control Period, or (2) voluntarily resigns effecting a Termination of Employment for Good Reason during the Post-Change in Control Period, or (3) voluntarily resigns effecting a Termination of Employment without Good Reason during the Post-Change in Control Window Period (each, a “Qualifying Termination of Employment”), then the Employee will be entitled to:

(i)

a one-time lump sum payment in an amount equal to two hundred percent (200%) of the sum of (A) Base Salary plus (B) Target Bonus (the “Severance Benefit”); provided, however, that if the Qualifying Termination of Employment occurs pursuant to Section 1(a)(3) during the Post-Change in Control Window Period, then the percentage in this Section 1(a)(i) shall be one hundred percent (100%) rather than two hundred percent (200%). Subject to Section 15, the Severance Benefit shall be paid with the Company’s first regular payroll following the 60-day anniversary of the Qualifying Termination of Employment;

(ii)

any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed, all as of the effective date of the Termination of Employment and payable with the Company’s first regular payroll following the Qualifying Termination of Employment;

(iii)

a prorated annual bonus equal to the product of (A) the Target Bonus and (B) a fraction, the numerator of which is the number of days the Employee was employed by the Company during the calendar year in which the Qualifying Termination of Employment occurs and the denominator of which is the total number of days in such calendar year (a “Pro-Rata Bonus”).  Subject to Section 15, the Employee’s Pro Rata Bonus shall be paid with the Company’s first regular payroll following the 60-day anniversary of the Qualifying Termination of Employment;

(iv)

if the Employee continues to participate in the Company’s group medical plan by electing COBRA health continuation coverage, the Company shall reimburse (on an after-tax basis) any premiums paid by the Employee for such coverage (including for the Employee’s eligible dependents) during the period beginning on the date of the Termination of Employment and ending on the expiration of the COBRA health continuation coverage period under the Company’s group health plan (“Benefit Continuation”); provided, however, that the Company’s obligation to reimburse such COBRA payments will immediately cease if the Employee becomes eligible for any health benefits pursuant to the Medicare program or a subsequent employer’s plan, or as otherwise permitted or required under COBRA regulations; and

(v)

any rights and benefits (if any) expressly provided to the Employee under plans and programs of the Company upon termination of employment, determined in accordance with the applicable terms and provisions of such plans and programs.

(b)Release Condition.  Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Company’s payment of the Severance Benefit, the Pro-Rata Bonus, and the Benefit Continuation, the Employee must (i) execute a general release agreement in favor of the Company and its affiliates in such form as is acceptable to the Company within the 60-day period following the Qualifying Termination of Employment (but prior to the payment of the Severance Benefit) and (ii) not timely revoke the general release agreement during any revocation period ending prior to the 60-day period pursuant to the terms of the general release agreement.  If the Employee fails to satisfy the release condition set forth in this Section 1(b), the Employee shall be required to repay the Company, in cash, within five (5) business days after written demand made therefor by the Company, an amount equal to the Severance Benefit, Pro-Rata Bonus, and Benefit Continuation previously received by the Employee.

(c)Section 280G Golden Parachute.  If, in the good faith determination of the Company’s independent certified public accountants (the “Accountants”), the Employee may be obligated to satisfy taxes (“Excise Taxes”) under Sections 280G and/or 4999 of the Code with respect to the Severance Benefit, the Pro-Rata Bonus, the Benefit Continuation and/or any other payments or benefits to the Employee in the nature of compensation that are contingent on a change in ownership or effective control of FUSB or the Bank or in the ownership of a substantial portion of the assets of FUSB or the Bank (the “Aggregate Severance”), then the Aggregate Severance shall be either (i) provided in full pursuant to the terms of this Agreement and any other applicable agreement, or (ii) provided as to such lesser extent which would result in no portion of such Aggregate Severance being subject to the Excise Taxes (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Taxes (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Employee, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Aggregate Severance may be subject to the Excise Taxes.  Any determination required under this

Section 1(c) shall be made by the Accountants, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  If Section 1(c)(ii) above applies, then the Accountants shall determine (consistent with the requirements of Section 409A) which and how much of the Aggregate Severance (including the accelerated vesting of equity compensation awards) to be otherwise received by the Employee shall be eliminated or reduced to achieve the Reduced Amount.  The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Section 1(c).  Neither the Company, the Employee, nor the Accountants will have any liability to each other for actions taken in compliance with the provisions of this Section 1(c).

2.No Mitigation.  Except as provided in Section 1(a)(iv), no amounts or benefits payable to the Employee hereunder shall be subject to mitigation or reduction by income or benefits that the Employee receives from other sources.

3.Taxes.  All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable federal, state, local and foreign laws and regulations. The Company may withhold such taxes in accordance with customary payroll practices.  Notwithstanding any other provision in this Agreement to the contrary, the Employee, and not the Company, shall be solely responsible for the payment when and as due of any and all taxes in connection with payments and benefits provided to the Employee by the Company, including without limitation all income taxes and any excise taxes that may be due, and no taxes shall be subject to payment or reimbursement by the Company.

4.Restrictive Covenants.

(a)Unauthorized Disclosure. During the period of the Employee’s employment with the Company and for 3 years following any Termination of Employment, without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, the Employee shall use the Employee’s best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in performance of the Employee’s duties hereunder, the Employee shall not use for the benefit of, or disclose to, any Person other than the Company any documents or information, whether written or not, that come into his possession or knowledge during his course of employment with the Company, including without limitation the identity, borrowing arrangements, financial and business conditions and goals and operations of customers of the Company and the Company’s business methods, business records, documentation, sales, services and techniques (collectively, “Confidential Information”), unless such Confidential Information has been previously disclosed to the public generally or is in the public domain, in each case, other than by reason of the Employee’s breach of this Section 4(a).

(b)Non-Competition.  During the Non-Compete Period, the Employee shall not (other than on behalf of the Company), directly or indirectly, by or through any Person in any capacity (whether as a principal, employee, consultant, agent, lender, member, organizer or shareholder), (i) carry on or engage in the business of banking or any similar business (including without limitation any business that involves managing banks, accepting deposits and/or making, brokering, servicing or originating loans) in any County in the State of Alabama in which the Bank or any of its subsidiaries has an office or branch at such time (the “Territory”) or (ii) perform services for any bank, bank holding company, bank or bank holding company in organization, corporation or other Person that has a branch or office in, or conducts any banking or similar business in, the Territory.  For the sake of clarity, following a Termination of Employment the restrictive covenants in this Section 4(b) shall only apply under the circumstances described herein and shall not apply, for example, following any Termination of Employment that occurs before or after the Post-Change in Control Period or following a Termination of Employment at any time either (x) by the Company with Cause or (y) by the Employee without Good Reason (unless such Termination of Employment without Good Reason occurs during the Post-Change in Control Window Period).

(c)Non-Solicitation. During the Restriction Period, the Employee shall not (other than on behalf of the Company), directly or indirectly, for the Employee’s own account or for the account of any other Person (i) solicit, represent in any capacity (or otherwise be involved in any way), accept or transact any business with or from any Customers or prospective Customers that were Customers or prospective Customers at any time during the period within 3 years prior to the Termination of Employment, (ii) take any action reasonably likely to damage the business or prospects of the Company, including without limitation inducing or attempting to induce or encourage any of such Customers or prospective Customers to withdraw or fail to renew any business with, or otherwise curtail, cancel or divert any business away from, the Company, or (iii) solicit or hire (as an employee, independent contractor, consultant or otherwise) any person, or solicit or facilitate the employment (as an employee, independent contractor, consultant or otherwise) of any such person by another entity or person, who is employed or retained by the Company or who was employed or retained by the Company at any time during the period within 12 months prior to the Termination of Employment.

(d)Return of Documents. Upon the Termination of Employment, the Employee shall deliver to the Company (i) all property of the Company or any of its affiliates then in the Employee’s possession and (ii) all documents and data of any nature and in whatever medium of the Company or any of its affiliates, and the Employee shall not take with the Employee any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e)Non-Disparagement. The Employee will not, at any time during the Restriction Period, disparage the Bank or FUSB or any of their respective current, former or future directors, officers, management personnel or representatives.  The Employee and the Company hereby knowingly and expressly disclaim the applicability of the Alabama Non-Disparagement Obligations Act (Ala. Code § 8-1-220, et seq.) without conceding its applicability to this Agreement.  Nothing in this Section 4(e) or otherwise in this Agreement prevents the Employee from complying with any applicable laws, providing truthful information in response to a lawful subpoena issued by a court of competent jurisdiction, or providing truthful information in cooperation with an investigation by a governmental agency.

(f)Tolling. If the Employee violates any of the provisions of Section 4(b) or (c) above, the period during which the covenants set forth therein shall apply shall be extended one day for each day in which a violation of such covenants occurs.  The purpose of this provision is to prevent the Employee from profiting from his own wrong if he violates such covenants.

(g)Acknowledgements. The Employee acknowledges and agrees that he has and will have a prominent role in the development of the goodwill of the Company and its affiliates, and has and will establish and develop relations and contacts with the principal business relationships of the Company and its affiliates in the State of Alabama and beyond, all of which constitute valuable goodwill of, and could be used by the Employee to compete unfairly with, the Company and its affiliates and that (i) in the course of the Employee’s employment, the Employee will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates that could be used to compete unfairly with the Company and its affiliates; (ii) the covenants and restrictions contained in this Section 4 are intended to protect the legitimate interests of the Company and its affiliates and their respective goodwill, trade secrets and other confidential and proprietary information; (iii) the Employee desires to be bound by such covenants and restrictions; and (iv) the Employee agrees that the covenants in this Section 4 are reasonable with respect to their duration, geographical area and scope.

(h)Remedies. The Employee acknowledges and agrees that the covenants, obligations and agreements of the Employee contained in this Section 4 relate to special, unique and extraordinary matters and that a material violation of any of the terms of such covenants, obligations or agreements will cause the

Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain the Employee from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company and its affiliates may have.

5.Terminable At Will Employment.  Nothing herein shall entitle the Employee to continued employment with the Bank, FUSB or any of their respective affiliates or to continued tenure in any specific office or position.  The Employee’s employment with the Bank and FUSB shall be terminable at the will of the Company, with or without Cause, subject to the terms of any other written agreement as may be in effect between the parties.

6.Assignment; Successors.  This Agreement will be binding upon any successor to the Company, its assets or its business (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require any successor to the Company to expressly and unconditionally assume this Agreement in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. In the event of a Change in Control, the terms “Bank,” “FUSB” and “Company” as defined herein will refer to the Company’s successor, and the Employee will not be deemed to have terminated employment hereunder until the Employee terminates employment from such successor.  All payments and benefits that become due to the Employee under this Agreement will inure to the benefit of his or her heirs, assigns, designees or legal representatives; provided, however, that the Employee shall not have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under this Agreement prior to the date that such amounts are paid, except that, in the case of the Employee’s death, such amounts shall be paid to the Employee’s estate or heirs, as applicable.

7.Notice.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the to the Employee at the last address or facsimile number on file with the Company or, in the case of the Company, to the President of FUSB at FUSB’s principal offices.

8.Headings. Sections or other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  All prior understandings and agreements relating to the subject matter of this Agreement, including without limitation the Existing Agreement and that certain Change in Control Agreement dated November 19, 2013, by and between Employee, the Bank and FUSB, are hereby expressly terminated; provided, however, that the restrictive covenants and other provisions in Section 4 of this Agreement are in addition to, and shall not supersede or terminate, any restrictive covenant contained in any other agreement between the Employee and FUSB and/or the Bank entered into on or prior to the Effective Date.  In addition, any payments that otherwise may become due to the Employee under any generally applicable severance plan or similar policy pursuant to which the Employee is or may become eligible for benefits, which plan or policy does not provide for payments of nonqualified deferred compensation, as contemplated by Code Section 409A, shall be reduced by the amount of the Severance Benefit that becomes payable pursuant to this Agreement.

10.Severability.  If any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  The Employee and the Company agree that the covenants contained in Section 4 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.  The parties agree that the scope of this Agreement is intended to extend to the Company the maximum protection permitted by law.

11.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Attorney’s Fees. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of Alabama, without regard to conflicts of laws provisions thereof that would require application of the laws of another jurisdiction, other than those that mandatorily apply.  Each party hereby irrevocably submits to the jurisdiction of the state courts sitting in Jefferson County, Alabama, and the federal courts of the United States located in the Northern District of Alabama, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.  Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right that such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each such party understands and has considered the implications of this waiver; (c) each such party makes this waiver voluntarily; and (d) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.  In addition to all other amounts payable under this Agreement, the Company will pay all legal fees and expenses incurred by the Employee in connection with any dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement), regardless of the outcome of such proceeding; provided, however, that the Employee will not be entitled to recover such fees and costs if the court determines that the Employee’s claim was brought in bad faith or was frivolous. Any attorneys’ fees incurred by the Employee with respect to such a dispute shall be paid by the Company in advance of the final disposition of such action or challenge, as such fees and expenses are incurred, and the Employee agrees to repay such amounts if it is ultimately determined by the court that the Employee’s claim was brought in bad faith or was frivolous.

12.Term.  The term of this Agreement (the “Term”) shall become effective as of the Effective Date and shall remain in effect until the earliest of:

(a)the Employee’s Termination of Employment, regardless of the manner in which it was effected, prior to the effective date of a Change in Control;

(b)the conclusion of the Post-Change in Control Period, provided there has been no Qualifying Termination of Employment prior thereto;

(c)a termination pursuant to Section 13; or

(d)the date on which all amounts that may be payable to the Employee pursuant to Section 1 have been paid in connection with a Qualifying Termination of Employment.

13.Amendment.  This Agreement may not be modified, amended, supplemented or terminated except by a written agreement between the Company and the Employee.

14.Survival.  The provisions of Sections 2 through 19 of this Agreement shall survive the expiration of the Term or any other termination of this Agreement.

15.Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6).  Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Section 409A, any amounts under this Agreement that are “deferred compensation” within the meaning of Section 409A shall not be made before the date that is six (6) months after the date of the Termination of Employment, or if earlier, his date of death. On the first business day following the expiration of the applicable Section 409A six (6) month period, all payments deferred pursuant to the preceding sentence shall be paid to the Employee in a lump sum and all remaining payments due Employee pursuant to this Agreement shall be paid as otherwise provided herein. For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. To the extent the Employee will be reimbursed for costs and expenses of in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and the Employee agree to negotiate in good faith to make amendments to this Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and the Employee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Employee in connection with this Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

16.Regulatory Matters.  The Company’s obligations under this Agreement are subject to the orders, rules and regulations of the federal and state banking regulators as may be in effect from time to time, including without limitation FDIC regulations governing “golden parachute payments” set forth at 12 CFR Part 359.  If the Company is prevented from discharging its obligations hereunder as a result of any such orders, rules or regulations, the Company shall be released from its obligations and shall not be deemed to have breached this Agreement, to that extent.  The Company shall have no obligation to petition the FDIC (and/or other regulatory agency having jurisdiction over the Company) for permission to treat any payments as “permissible golden parachute payments.”

17.Clawback.  Notwithstanding any other provisions in this Agreement to the contrary (but subject to compliance with Section 409A, as applicable), any compensation paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deduction and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to the extent that it implements the requirements of any such law, government regulation or stock exchange listing requirement).

18.Counterparts. This Agreement may be executed by facsimile, electronically transmitted signature and/or by “PDF,” and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.Definitions.  For purposes of this Agreement, the following terms and conditions shall have the meanings set forth in this Section 19:

(a)“Base Salary” means the Employee’s annual base salary in effect as of the effective date of the Termination of Employment.

(b)“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)“Board” means the board of directors of FUSB.

(d)“Cause” shall be determined by the Board in the exercise of good faith and reasonable judgment and shall mean (i) failure of the Employee to perform his duties or responsibilities or to follow the lawful and reasonable direction of the Board or the Company’s senior management, as the case may be; (ii) the Employee’s material violation of the written policies or procedures of the Company or its affiliates; (iii) the Employee’s engaging in fraud, willful misconduct, dishonesty or any other knowing or willful conduct that has caused or is reasonably expected to result in material injury or reputational harm to the Company or any of its affiliates; (iv) any breach by the Employee of any fiduciary duty owed to the Company any of its affiliates; (v) the Employee’s commission of, or entering a plea of guilty or nolo contendere to, (A) a crime that constitutes a felony in the jurisdiction involved or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (vi) any material breach by the Employee of any of his obligations under this Agreement or under any other written agreement or covenant with the Company or any of its affiliates; (vii) the Employee’s misappropriation, theft or embezzlement of funds or property; (viii) the Employee’s insubordination or gross negligence in connection with his employment or the performance of his duties; (ix) the Employee’s knowing or intentional failure or unwillingness to cooperate with any internal investigation or investigation by regulatory or law enforcement authorities, or knowing or intentional destruction or failure to preserve documents or other materials relevant to such investigation, or the knowing or intentional inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (x) the Employee’s violation of federal or state banking laws or suspension or removal by any federal or state banking regulator.  Except in the event of a failure, violation or breach that, by its nature, cannot reasonably be expected to be cured, if a termination for Cause is based on items (i), (ii) or (vi) above, the Board shall not make any such determination without first providing the Employee with a written notice of the reason(s) that the Board believes Cause exists and giving the Employee a reasonable period within which to cure or to take substantial steps to cure or remediate the results or actions underlying or constituting Cause.

(e)For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred and be effective as of the first day that any one or more of the following conditions has been satisfied after the Effective Date:

(i)any Person (other than (A) those Persons in control of FUSB as of the Effective Date, (B) a trustee or other fiduciary holding securities under an employee benefit plan of FUSB or (C) a corporation or holding company owned directly or indirectly by the shareholders of FUSB in substantially the same proportions as their ownership of stock of FUSB) becomes the Beneficial Owner of securities of the Company representing more than 50% of the combined voting power of FUSB’s then outstanding securities; or

(ii)consummation of the sale or disposition of all or substantially all of the assets of FUSB; or

(iii)consummation of a merger, consolidation or reorganization of FUSB with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of FUSB outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) greater than 50% of the combined voting power of the voting securities of FUSB (or the surviving entity, or an entity that as a result of such transaction owns FUSB or other surviving entity or all or substantially all of FUSB’s assets either directly or through one or more subsidiaries) outstanding immediately after such merger, consolidation or reorganization.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Employee participates in a capacity other than in the Employee’s capacity as an employee or director of FUSB, the Bank or any affiliate or as a shareholder of FUSB, and no Change in Control shall be deemed to have occurred for purposes of the transactions described in subparagraphs (i), (ii), or (iii) above unless such transaction also constitutes a “change in the ownership or effective control” of FUSB or a “change in the ownership of a substantial portion of the assets” of FUSB within the meaning of Section 409A.

(f)“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g)“Customers” shall include, without limitation, any and all customers, clients, depositors and borrowers of the Bank or any of its subsidiaries or affiliates.

(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)“Good Reason” means, with respect to a resignation by the Employee, any one of the following events arising after the Effective Date, but only if (i) such event occurs without the Employee’s prior written consent; (ii) such event is not cured within 30 days after the Employee gives written notice to the Company describing such event in detail and demanding cure; (iii) such cure notice is given within 90 days after the Employee learns of the occurrence of such event; and (iv) the Termination Employment occurs within 10 days after the expiration of any cure right: (A) a material, adverse change in the Employee’s title, reporting relationship, authority, duties or responsibilities as they existed, in each case, immediately prior to the Post-Change in Control Period (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law), or (B) a material decrease in the Employee’s annual base salary rate or target annual bonus opportunity as they existed, in each case, immediately prior to the Post-Change in Control Period, or (C) a material breach of this Agreement by the

Company, or (D) a relocation of the Employee’s principal place of employment by more than 50 miles from the Employee’s principal place of employment immediately prior to the Post-Change in Control Period, or (E) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs automatically by operation of law.

(j)“Non-Compete Period” means the period of the Employee’s employment with the Company and for 2 years following a Qualifying Termination of Employment that results in the Employee being entitled to the Severance Benefit and other rights and benefits set forth in Section 1(a) of this Agreement; provided, however, that if the Qualifying Termination of Employment occurs pursuant to Section 1(a)(3) during the Post-Change in Control Window Period, then the reference above in this definition to 2 years shall instead be 1 year.

(k)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(l)“Post-Change in Control Period” means the period beginning on the effective date of a Change in Control and ending on the last day of the eighteenth (18th) calendar month immediately following the calendar month containing the effective date of such Change in Control.

(m)“Post-Change in Control Window Period” means the period beginning on the effective date of a Change in Control and ending on the last day of the sixth (6th) calendar month immediately following the calendar month containing the effective date of such Change in Control.

(n)“Restriction Period” means the period of the Employee’s employment with the Company and for 2 years following any Termination of Employment.

(o)“Target Bonus” means the Employee’s target bonus opportunity under the Company’s cash incentive program in effect for the year in which Termination of Employment occurs. If no cash incentive program is in effect for the year in which Termination of Employment occurs, then the Target Bonus shall be the highest of the five (5) most recent annual bonus amounts paid to the Employee prior to Termination of Employment.

(p)“Termination of Employment” means a termination of the Employee’s employment with the Bank, FUSB, and all affiliated companies that, together with the Bank and FUSB, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder, which termination constitutes a “separation from service” within the meaning of Code Section 409A.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date and year first above written.

FIRST US BANCSHARES, INC.

By:/s/Robert Stephen Briggs

Robert Stephen Briggs

Chairperson of the Board

FIRST US BANK

By: /s/ Robert Stephen Briggs

Robert Stephen Briggs

Chairperson of the Board

EMPLOYEE:

/s/ Thomas S. Elley

Thomas S. Elley